Exhibit 99.1

Argo Group Reports 2019 Third Quarter Results

HAMILTON, Bermuda (November 6, 2019) - Argo Group International Holdings, Ltd. (NYSE: ARGO) today announced financial results for the three and nine months ended September 30, 2019.

2019 Third Quarter Recap

Gross Written Premiums $882.7M ↑ 5.1% from Q3 2018	Net Loss Per Diluted Share $0.73 ↓ $1.90 from Q3 2018	Adjusted Operating Loss Per Diluted Share (1) $0.44 ↓ $1.12 from Q3 2018	Combined Ratio 111.4% ↑11.7 pts from Q3 2018	Book Value Per Share $55.18 ↑ 9.1% (1) from Dec. 31, 2018

“It’s an honor to lead Argo Group, and I’m optimistic about the future of the company and opportunities to enhance shareholder value,” said Kevin Rehnberg, interim chief executive officer. “We see potential for much stronger results – we are clearly not satisfied with losses we experienced in the quarter.

“Across the company, we are growing in profitable areas, remediating challenged lines, and taking steps to control our loss and expense ratios. A significant factor driving the U.S. results is the ongoing investments we’ve made in technology, process improvements, and the strong team we have working at Argo. Our ability to respond faster than our competitors will push us to greater levels of success.”

HIGHLIGHTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2019		HIGHLIGHTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019
●	The net loss was $25.1 million or $0.73 per diluted share, compared to net income of $40.6 million or $1.17 per diluted share for the 2018 third quarter.	●	Net income was $94.9 million or $2.73 per diluted share, compared to net income of $107.2 million or $3.09 per diluted share for the 2018 nine-month period.

	As recently announced, the 2019 third quarter net loss included pre-tax charges of $51.8 million related to an increase in current and prior accident year losses of approximately $10.0 million and $41.8 million, respectively.		The 2019 nine-month period was adversely impacted by previously announced increases in current accident year losses of approximately $20.0 million and prior accident year losses of $61.6 million.

The 2019 third quarter included approximately $3.7 million of expenses which resulted from activities associated with proxy solicitation efforts, including costs related to the previously announced independent directors’ review of certain governance and compensation matters. These expenses are included in “Other corporate expenses” in the consolidated Financial Highlights below. Given the unique nature of the events that gave rise to these expenses, these costs are not included in the Company’s definition of adjusted operating income and as such, not included in the calculation of the combined ratio as presented in the Financial Highlights below. There were no comparable costs incurred during the 2018 third quarter.

The 2019 third quarter included pre-tax net losses related to changes in the fair value of equity securities of $8.8 million, compared to pre-tax net gains related to changes in the fair value of equity securities of $4.5 million in the 2018 third quarter period, a decline of $13.3 million.

The 2019 nine-month period also included approximately $11.7 million of expenses associated with proxy solicitation and related activities, including the previously announced independent directors’ review of certain governance and compensation matters. These expenses are included in “Other corporate expenses” in the consolidated Financial Highlights below. Given the unique nature of the events that gave rise to these expenses, these costs are not included in the Company’s definition of adjusted operating income and as such, not included in the calculation of the combined ratio as presented in the Financial Highlights below. There were no comparable costs incurred during the 2018 nine-month period.

The 2019 nine-month period included pre-tax net gains related to changes in the fair value of equity securities of $58.0 million, compared to pre-tax net losses related to changes in the fair value of equity securities of $22.1 million in the 2018 nine-month period, an improvement of $80.1 million.

●
The Adjusted operating loss(1)(2) was $15.2 million or $0.44 per diluted share, compared to adjusted operating income of $23.5 million or $0.68 per diluted share for the 2018 third quarter.

For purposes of calculating adjusted operating income, effective January 1, 2019, the company prospectively decreased its assumed effective tax rate to 15% from 20%.  This change is in response to ongoing tax planning strategies implemented following the 2018 change in U.S. corporate tax rate from 35% to 21%.
●
Adjusted operating income(1)(2) was $43.1 million or $1.24 per diluted share, compared to adjusted operating income of $92.9 million or $2.68 per diluted share for the 2018 nine-month period.

For purposes of calculating adjusted operating income, effective January 1, 2019, the company prospectively decreased its assumed effective tax rate to 15% from 20%.  This change is in response to ongoing tax planning strategies implemented following the 2018 change in U.S. corporate tax rate from 35% to 21%.

●
Gross written premiums grew 5.1% to $882.7 million, compared to $839.9 million for the 2018 third quarter.  U.S. Operations grew 9.8% to $529.9 million, compared to $482.6 million for the 2018 third quarter.  International Operations declined 1.2% to $352.8 million, compared to $357.2 million for the 2018 third quarter.
●
Gross written premiums grew 7.2% to $2.4 billion, compared to $2.3 billion for the 2018 nine-month period.  U.S. Operations grew 10.2% to $1.4 billion, compared to $1.3 billion for the 2018 nine-month period.  International Operations grew 3.5% to $1.0 billion, compared to $987.5 million for the 2018 nine-month period.

●
The combined ratio was 111.4% compared to 99.7% for the 2018 third quarter. The loss and expense ratios for the 2019 third quarter were 75.1% and 36.3%, respectively, compared to 62.1% and 37.6%, respectively, for the 2018 third quarter.  The current accident year, ex-CAT combined ratio was 97.8%, compared to 94.1% in the 2018 third quarter.

●
The combined ratio was 103.3% compared to 97.3% for the 2018 nine-month period. The loss and expense ratios for the 2019 nine-month period were 66.1% and 37.2%, respectively, compared to 59.4% and 37.9%, respectively, for the 2018 nine-month period.  The current accident year, ex-CAT combined ratio was 96.2%, compared to 95.2% in the 2018 nine-month period.

●	Catastrophe losses were $19.3 million, compared to $24.6 million for the 2018 third quarter. The current quarter losses related to Hurricane Dorian, Typhoon Faxai and U.S. weather-related events.	●	Catastrophe losses were $31.3 million, compared to $30.6 million for the 2018 nine-month period. The current quarter losses related to Hurricane Dorian, Typhoon Faxai and U.S. weather-related events.
●	Net unfavorable prior accident year reserve development was $41.8 million, compared to net unfavorable prior accident year development of $0.3 million in the 2018 third quarter.	●	Net unfavorable prior accident year reserve development was $61.6 million, compared to net favorable prior accident year development of $4.1 million in the 2019 nine-month period.

●
Net investment income increased 16.5% to $40.2 million, compared to $34.5 million in the 2018 third quarter.

Net investment income on the core portfolio increased 16.2% to $32.2 million, compared to $27.7 million in the 2018 third quarter.

Alternative investments, which are reported on a lag of one to three months, contributed $8.0 million, compared to $6.8 million in the 2018 third quarter, an increase of 17.6%.
●
Net investment income increased 12.7% to $116.9 million, compared to $103.7 million in the 2018 nine-month period.

Net investment income on the core portfolio increased 17.5% to $97.5 million, compared to $83.0 million in the 2018 nine-month period.

Alternative investments, which are reported on a lag of one to three months, contributed $19.4, compared to $20.7 million in the 2018 nine-month period, a decrease of 6.3%.

●	The quarterly cash dividend was $0.31 per share. The Company did not purchase any shares of its common stock during the 2019 third quarter.	●	For the nine-month period cash dividends totaled $0.93 per share. The Company did not purchase any shares of its common stock during the 2019 nine-month period.
●	Book value per share decreased 1.4%(1) to $55.18 at September 30, 2019, compared to $56.28 at June 30, 2019.	●	Book value per share increased 9.1%(1) to $55.18 at September 30, 2019, compared to $51.43 at December 31, 2018.

Notes
●	All references to catastrophe losses are pre-tax.
●
Point impacts on the combined ratio are calculated as the difference between the reported combined ratio and the combined ratio excluding incurred catastrophe losses and associated reinstatement and other catastrophe-related premium adjustments.

(1)    Refer to Non-GAAP Financial Measures below.

(2)    For purposes of calculating adjusted operating income, assumed tax rates of 15% and 20% were used for 2019 and 2018, respectively.

U.S. Operations

•
Gross written premiums in the 2019 third quarter of $529.9 million increased $47.3 million or 9.8% compared to the 2018 third quarter. Growth was achieved across all major lines of business compared to the 2018 third quarter.  The overall increase in gross written premiums reflected an improving rate environment, continued focus on execution of strategic growth plans and digital initiatives, while still executing on appropriate risk selection and exposure management actions.

•
Net retained premiums (net written premiums as a percentage of gross written premiums) for the 2019 third quarter were 68.0% compared to 70.3% for the 2018 third quarter.  The overall current quarter decrease in the percent of net premiums retained was due in large part to an increase in the ongoing strategic use of reinsurance programs as part of overall risk management initiatives.

•
Net earned premiums in the 2019 third quarter of $290.8 million were up $12.5 million or 4.5% from the 2018 third quarter, driven by the growth in gross written premiums partially offset by the increased use of reinsurance.  All major lines of business, excluding Liability lines, reported growth in net earned premiums compared to the 2018 third quarter.  The decline in Liability lines reflects the increased use of reinsurance.

•
The loss ratio for the 2019 third quarter was 61.4%, compared to 56.1% for the 2018 third quarter, an increase of 5.3 points. The increase in the 2019 third quarter ratio was driven by a 1.6 point increase in the current accident year ex-CAT loss ratio, an increase of 3.6 points due to a decline in favorable net prior accident year reserve development, and a modest increase in catastrophe losses which resulted in a 0.1 point deterioration to the overall U.S. loss ratio.

•
The current accident year ex-CAT loss ratio for the 2019 third quarter was 59.5%, compared to 57.9% for the 2018 third quarter. The 1.6 point increase in the current accident year ex-CAT loss ratio was driven by a modest increase in the Liability and Professional lines loss ratios.

•
Net favorable prior accident year reserve development for the 2019 third quarter was $0.7 million, compared to $10.7 million in the 2018 third quarter.  The current quarter favorable prior accident year reserve development related primarily to Specialty and Liability lines, partially offset by unfavorable development in Professional lines and a number of discrete claims in previously discontinued businesses.

•
Catastrophe losses for the 2019 third quarter were $6.1 million compared to catastrophe losses of $5.6 million in the 2018 third quarter.  The 2019 third quarter losses related to Hurricane Dorian and other U.S. weather-related events.

•
The expense ratio for the 2019 third quarter was 31.9%, a 0.6 point decrease compared to the 2018 third quarter (32.5%). The 2019 third quarter expense ratio reflected the benefits of scale and lower acquisition costs, as a result of increased ceding commissions on certain reinsurance programs.  The lower acquisition costs were partially offset by continued strategic investments in people and technology, including digital initiatives in support of continued growth in gross written premium.

•
Underwriting income for the 2019 third quarter of $19.4 million decreased 39%, compared to $31.8 million for the 2018 third quarter. The $12.4 million decrease in underwriting income is primarily related to a decrease in the net favorable prior accident year development, an increase in the current accident year ex-CAT loss ratio, a modest increase in catastrophe losses, partially offset by a decrease in the expense ratio.

International Operations

•
Gross written premiums in the 2019 third quarter of $352.8 million decreased $4.4 million or 1.2% compared to the 2018 third quarter. Growth was achieved in Property, Liability and Professional lines, partially offset by planned decreases in Specialty lines.  The growth in Property, Liability and Professional lines were due primarily to continued rate increases and growth in new business.  The decline in Specialty lines reflects the effects of certain underwriting actions on unprofitable classes of business, including exiting unprofitable business in Syndicate 1200 and the termination of certain cover-holder relationships in Europe.

•
Net retained premiums (net written premiums as a percentage of gross written premiums) for the 2019 third quarter were 50.6%, compared to 53.6% for the 2018 third quarter.  Consistent with prior quarters, the current quarter decrease in the percent of net premiums retained was due in large part to an increase in ongoing strategic use of reinsurance programs and an increased use of third-party capital, most notably within Property Reinsurance lines.

•
Consistent with net written premiums, net earned premiums in the 2019 third quarter of $160.7 million decreased $7.8 million or 4.6% from the 2018 third quarter.  The overall decline in net earned premiums was due to decreased net earned premiums in Property and Specialty lines, partially offset by modest increases in Liability and Professional lines.  The decline in Property was related to an increased use of reinsurance and third-party capital while the decline in Specialty lines reflected targeted underwriting actions.

•
The loss ratio for the 2019 third quarter was 99.6%, compared to 66.9% for the 2018 third quarter, an increase of 32.7 points. The loss ratio increased by 24.8 points due to the $42.3 million of net unfavorable prior accident year reserve development in the 2019 third quarter compared to net unfavorable prior accident year reserve development of $2.5 million in the 2018 third quarter, and a 10.7 point increase in the current accident year ex-CAT loss ratio.  These increases were partially offset by a 2.8 point decline in catastrophe losses.

•
The current accident year ex-CAT loss ratio for the 2019 third quarter was 65.0%, compared to 54.3% for the 2018 third quarter, an increase of 10.7 points. The increase in the loss ratio was primarily related to Property, Liability and Specialty lines, most notably in European, Syndicate 1200 and Reinsurance Operations.  The change in the 2019 third quarter ratio reflected a change in actuarial estimates based on a more frequent occurrence of large losses and the recalibration of the current accident year based on prior accident year reserve adjustments.

•
Net unfavorable prior accident year reserve development for the 2019 third quarter was $42.3 million compared to net unfavorable prior accident year reserve development of $2.5 million for the 2018 third quarter. The 2019 unfavorable development related to the Bermuda, European, and London operations.  The current quarter charge was primarily the result of new information received in the quarter relating to the resolution and/or notification of several large losses, as well as businesses previously exited or where we have taken aggressive underwriting actions to improve profitability.

•
Catastrophe losses incurred for the 2019 third quarter were $13.2 million, compared to catastrophe losses of $19.0 million for the 2018 third quarter.  The current quarter losses related to Hurricane Dorian, Typhoon Faxai and U.S. weather-related events.

•
The expense ratio for the 2019 third quarter was 38.9%, an increase of 1.3 points compared to the 2018 third quarter (37.6%).  The increased expense ratio related to continued investments in technology and digital initiatives, as well as severance costs associated with the exit of certain businesses.

•
The underwriting loss for the 2019 third quarter was $61.8 million, compared to an underwriting loss of $7.7 million for the 2018 third quarter.  The $54.1 million decline in underwriting results was due primarily to the quarter over quarter change in net unfavorable prior accident year reserve development, an increase in the current accident year ex-CAT loss ratio, and an increase in the expense ratio, partially offset by a decline in catastrophe-related losses.

CONFERENCE CALL
Argo Group management will conduct an investor conference call starting at 12 p.m. EST on Thursday, November 7, 2019.

A live webcast of the conference call can be accessed at https://services.choruscall.com/links/argo191108.html. Participants in the U.S. can access the call by dialing (877) 291-5203. Callers dialing from outside the U.S. can access the call by dialing
(412) 902-6610. Please ask the operator to be connected to the Argo Group earnings call.

A webcast replay will be available shortly after the live conference call and can be accessed at https://services.choruscall.com/links/argo191108.html. A telephone replay of the conference call will be available through November 14, 2019, to callers in the U.S. by dialing (877) 344-7529 (conference # 10136648). Callers dialing from outside the U.S. can access the telephone replay by dialing
(412) 317-0088 (conference # 10136648).

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
Argo Group International Holdings, Ltd. (NYSE: ARGO) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of products and services designed to meet the unique coverage and claims handling needs of businesses in two primary segments: U.S. Operations and International Operations. Argo Group's insurance subsidiaries are A.M. Best-rated 'A' (Excellent) (third highest rating out of 16 rating classifications) with a stable outlook, and Argo Group's U.S. insurance subsidiaries are Standard and Poor's-rated 'A-' (Strong) with a stable outlook. More information on Argo Group and its subsidiaries is available at www.argolimited.com.

FORWARD-LOOKING STATEMENTS
This press release may include forward-looking statements, both with respect to Argo Group and its industry, that reflect our current views with respect to future events and financial performance. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "expect," "intend," "plan," "believe," “do not believe,” “aim,” "project," "anticipate," “seek,” "will," “likely,” “assume,” “estimate,” "may," “continue,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” and similar expressions of a future or forward-looking nature. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond Argo Group's control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. We believe that these factors include, but are not limited to, the following: 1) unpredictability and severity of catastrophic events; 2) regulatory or rating agency actions; 3) adequacy of our risk management and loss limitation methods; 4) cyclicality of demand and pricing in the insurance and reinsurance markets; 5) statutory or regulatory developments including tax policy, reinsurance and other regulatory matters; 6) our ability to implement our business strategy; 7) adequacy of our loss reserves; 8) continued availability of capital and financing; 9) retention of key personnel; 10) competition; 11) potential loss of business from one or more major insurance or reinsurance brokers; 12) our ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 13) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 14) the integration of Ariel Re and other businesses we may acquire or new business ventures we may start; 15) the effect on our investment portfolios of changing financial market conditions including inflation, interest rates, liquidity and other factors; 16) acts of terrorism or outbreak of war; 17) availability of reinsurance and retrocessional coverage, as well as management's response to any of the aforementioned factors and; 18) costs associated with shareholder activism and the independent directors’ review of governance and compensation matters.
In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedents, market intelligence, initial tentative loss reports and other sources. The actuarial range of reserves and management’s best estimate is based on our then current state of knowledge including explicit and implicit assumptions relating to the pattern of claim development, the expected ultimate settlement amount, inflation and dependencies between lines of business. Our internal capital model is used to consider the distribution for reserving risk around this best estimate and predict the potential range of outcomes. However, due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Argo Group’s ultimate losses will remain within the stated amount.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in our most recent reports on Form 10-K and Form 10-Q and other documents of Argo Group on file with or furnished to the U.S. Securities and Exchange Commission (“SEC”). Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Argo Group will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Argo Group or its business or operations. Except as required by law, Argo Group undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

NON-GAAP FINANCIAL MEASURES
In presenting the Company's results, management has included and discussed in this press release certain non-generally accepted accounting principles ("non-GAAP") financial measures within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the Company's results of operations in a manner that allows for a more complete understanding of the underlying trends in the Company's business. However, these measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles ("U.S. GAAP").

“Underwriting income” is an internal performance measure used in the management of the Company’s operations and represents the net amount earned from underwriting activities (net premiums earned less underwriting expenses and claims incurred). Although this measure of profit (loss) does not replace net income (loss) computed in accordance with U.S. GAAP as a measure of profitability, management uses this measure of profit (loss) to focus our reporting segments on generating underwriting income. The Company presents Underwriting income as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

“Current accident year ex-CAT combined ratio” and the “Current accident year ex-CAT loss ratio" are internal measures used by the management of the Company to evaluate the performance of its underwriting activity and represents the net amount of underwriting income excluding catastrophe-related charges (impacts to both premiums and losses), the impact of changes to prior year loss reserves and other one-time items that would impact expenses or net earned premiums. Although this measure does not replace the combined ratio it provides management with a view of the quality of earnings generated by underwriting activity for the current accident year.

“Adjusted operating income" is an internal performance measure used in the management of the Company's operations and represents after-tax (at assumed effective tax rates of 15% for 2019 and 20% for 2018) operational results excluding, as applicable, net realized investment gains or losses, net foreign exchange gain or loss, and other similar non-recurring items. The Company excludes net realized investment gains or losses, net foreign exchange gain or loss, and other similar non-recurring items from the calculation of adjusted operating income because these amounts are influenced by and fluctuate in part, by market conditions and other factors that are outside of management’s control. Given the unique and non-recurring nature of the events that gave rise to such costs, “other corporate expenses”, which include certain costs associated with recent proxy solicitation and related activities, including the independent directors’ review of certain governance and compensation matters, are not considered part of Adjusted Operating Income.

In addition to presenting net income determined in accordance with U.S. GAAP, the Company believes that showing adjusted operating income enables investors, analysts, rating agencies and other users of the Company's financial information to more easily analyze our results of operations and underlying business performance. Adjusted operating income should not be viewed as a substitute for U.S. GAAP net income.

"Annualized return on average shareholders’ equity" ("ROAE") is calculated using average shareholders' equity. In calculating ROAE, the net income available to shareholders for the period is multiplied by the number of periods in a calendar year to arrive at annualized net income available to shareholders. The Company presents ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

"Annualized adjusted operating return on average shareholders' equity" is calculated using adjusted operating income (as defined above and annualized in the manner described for net income (loss) available to shareholders under ROAE above) and average shareholders' equity.

The “percentage change in book value per share” included in the 2019 Third Quarter Recap includes (by adding) the effects of cash dividends paid per share to the calculated book value per share for the current period.  This adjusted amount is then compared to the prior period’s book value per share to determine the period over period change. The Company believes that including the dividends paid per share allows users of its financial statements to more easily identify the impact of the changes in book value per share from the perspective of investors.

Reconciliations of these financial measures to their most directly comparable U.S. GAAP measures are included in the attached tables.

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(financial tables follow)

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	September 30,	December 31,
	2019	2018
	(unaudited)
Assets
Total investments	$5,127.0	$4,787.0
Cash	145.1	139.2
Accrued investment income	27.7	27.2
Receivables	3,614.1	3,338.2
Goodwill and intangible assets	269.2	270.5
Deferred acquisition costs, net	159.5	167.3
Ceded unearned premiums	603.8	457.7
Other assets	499.4	371.1
Total assets	$10,445.8	$9,558.2

Liabilities and Shareholders' Equity
Reserves for losses and loss adjustment expenses	$4,842.5	$4,654.6
Unearned premiums	1,495.5	1,300.9
Ceded reinsurance payable, net	1,175.7	970.5
Senior unsecured fixed rate notes	139.9	139.8
Other indebtedness	181.4	183.4
Junior subordinated debentures	257.3	257.0
Other liabilities	460.1	305.3
Total liabilities	8,552.4	7,811.5

Total shareholders' equity	1,893.4	1,746.7
Total liabilities and shareholders' equity	$10,445.8	$9,558.2

Book value per common share	$55.18	$51.43

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
FINANCIAL HIGHLIGHTS
CONSOLIDATED
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Gross written premiums	$882.7	$839.9	$2,416.4	$2,253.2
Net written premiums	538.9	530.6	1,355.0	1,341.0

Earned premiums	451.5	446.9	1,303.7	1,279.3
Net investment income	40.2	34.5	116.9	103.7
Fee and other income	1.9	3.3	6.3	7.2
Net realized investment (losses) gains:
Net realized investment gains	2.6	9.7	0.3	31.1
Change in fair value of equity securities	(8.8)	4.5	58.0	(22.1)
Net realized investment (losses) gains	(6.2)	14.2	58.3	9.0
Total revenue	487.4	498.9	1,485.2	1,399.2

Losses and loss adjustment expenses	338.8	277.5	861.5	760.2
Underwriting, acquisition and insurance expenses	164.0	168.0	485.6	485.0
Other corporate expenses	3.7	—	11.7	—
Interest expense	7.5	7.9	25.3	23.4
Fee and other expense	1.2	1.9	3.8	5.5
Foreign currency exchange gains	(1.6)	(1.7	(6.2)	(2.3
Total expenses	513.6	453.6	1,381.7	1,271.8

(Loss) income before income taxes	(26.2)	45.3	103.5	127.4
Income tax (benefit) provision	(1.1)	4.7	8.6	20.2
Net (loss) income	$(25.1)	$40.6	$94.9	$107.2

Net (loss) income per common share (basic)	$(0.73)	$1.20	$2.78	$3.16
Net (loss) income per common share (diluted)	$(0.73)	$1.17	$2.73	$3.09

Weighted average common shares:
Basic	34.3	34.0	34.2	33.9
Diluted	34.3	34.7	34.8	34.7

Loss ratio	75.1%	62.1%	66.1%	59.4%
Expense ratio (1)	36.3%	37.6%	37.2%	37.9%
GAAP combined ratio (1)	111.4%	99.7%	103.3%	97.3%
CAY ex-CAT combined ratio (1) (2)	97.8%	94.1%	96.2%	95.2%

(1)	"Other corporate expenses" have been excluded from the calculations of the expense ratio, combined ratio, and CAY ex-CAT combined ratio for the three and nine months ended September 30, 2019.

(2)
For purposes of calculating these ratios, net earned premiums were adjusted to exclude inward reinstatement premium adjustments of $0.1 million for both the three and nine months ended September 30, 2019, and $0.4 million for both the three and nine months ended September 30, 2018.

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
SEGMENT DATA
(in millions)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
U.S. Operations
Gross written premiums	$529.9	$482.6	$1,394.2	$1,265.4
Net written premiums	360.3	339.1	904.0	866.2
Earned premiums	290.8	278.3	848.6	807.6

Underwriting income	19.4	31.8	73.6	74.2
Net investment income	27.4	21.4	80.1	64.7
Interest expense	(4.6)	(3.9)	(15.5)	(11.9)
Fee income (expense), net	—	1.0	0.1	(0.2)
Net income before taxes	$42.2	$50.3	$138.3	$126.8

Loss ratio	61.4%	56.1%	58.5%	58.0%
Expense ratio	31.9%	32.5%	32.8%	32.8%
GAAP combined ratio	93.3%	88.6%	91.3%	90.8%
CAY ex-CAT combined ratio	91.4%	90.4%	90.8%	91.2%

International Operations
Gross written premiums	$352.8	$357.2	$1,022.1	$987.5
Net written premiums	178.6	191.4	450.9	474.5
Earned premiums	160.7	168.5	455.0	471.4

Underwriting (loss) income	(61.8)	(7.7)	(83.0)	14.5
Net investment income	10.7	8.4	31.3	25.6
Interest expense	(2.5)	(2.3)	(8.4)	(6.9)
Fee income, net	0.7	0.4	2.4	1.7
Net (loss) income before taxes	$(52.9)	$(1.2)	$(57.7)	$34.9

Loss ratio	99.6%	66.9%	79.8%	59.5%
Expense ratio	38.9%	37.6%	38.4%	37.4%
GAAP combined ratio	138.5%	104.5%	118.2%	96.9%
CAY ex-CAT combined ratio(1)	103.9%	92.0%	99.2%	93.1%

(1) For purposes of calculating these ratios, net earned premiums were adjusted to exclude inward reinstatement premium adjustments of $0.1 million for both the three and nine months ended September 30, 2019, and $0.4 million for both the three and nine months ended September 30, 2018.

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
RECONCILIATION OF LOSS RATIOS
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
U.S. Operations
Loss ratio	61.4%	56.1%	58.5%	58.0%
Prior accident year loss reserve development	0.2%	3.8%	1.2%	1.8%
Catastrophe losses	(2.1)%	(2.0)%	(1.7)%	(1.4)%
CAY ex-CAT loss ratio	59.5	57.9%	58.0%	58.4%

International Operations
Loss ratio	99.6%	66.9%	79.8%	59.5%
Prior accident year loss reserve development	(26.3)%	(1.5)%	(15.3)%	0.2%
Catastrophe losses	(8.3)%	(11.1)%	(3.7)%	(4.0)%
CAY ex-CAT loss ratio(1)	65.0%	54.3%	60.8%	55.7%

Consolidated
Loss ratio	75.1%	62.1%	66.1%	59.4%
Prior accident year loss reserve development	(9.3)%	(0.1)%	(4.7)%	0.3%
Catastrophe losses	(4.3)%	(5.5)%	(2.4)%	(2.4)%
CAY ex-CAT loss ratio(1)	61.5%	56.5%	59.0%	57.3%

(1) For purposes of calculating these ratios, net earned premiums were adjusted to exclude inward reinstatement premium adjustments of $0.1 million for both the three and nine months ended September 30, 2019, and $0.4 million for both the three and nine months ended September 30, 2018.

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
NET PRIOR-YEAR RESERVE DEVELOPMENT & CATASTROPHE LOSSES BY SEGMENT
(in millions)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net Prior-Year Reserve Development
(Favorable)/Unfavorable
U.S. Operations	$(0.7)	$(10.7)	$(9.8)	$(14.8)
International Operations	42.3	2.5	69.5	(0.8
Run-off Lines	0.2	8.5	1.9	11.5
Total net prior-year reserve development	$41.8	$0.3	$61.6	$(4.1)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Catastrophe Losses
Catastrophe losses:
U.S. Operations	$6.1	$5.6	$14.3	$11.2
International Operations	13.2	19.0	17.0	19.4
Total catastrophe losses	$19.3	24.6	$31.3	$30.6

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
RECONCILIATION OF UNDERWRITING (LOSS) INCOME TO NET INCOME
CONSOLIDATED
(in millions)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net (loss) income	$(25.1)	$40.6	$94.9	$107.2
Add (deduct):
Income tax (benefit) provision	(1.1)	4.7	8.6	20.2
Net investment income	(40.2)	(34.5)	(116.9)	(103.7)
Net realized investment losses (gains)	6.2	(14.2)	(58.3)	(9.0)
Fee and other income	(1.9)	(3.3)	(6.3)	(7.2)
Interest expense	7.5	7.9	25.3	23.4
Fee and other expense	1.2	1.9	3.8	5.5
Foreign currency exchange gains	(1.6)	(1.7)	(6.2)	(2.3)
Other corporate expenses	3.7	—	11.7	—
Underwriting (loss) income	$(51.3)	$1.4	$(43.4)	$34.1

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
RECONCILIATION OF ADJUSTED OPERATING INCOME TO NET INCOME
CONSOLIDATED
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net (loss) income, as reported	$(25.1)	$40.6	$94.9	$107.2
Income tax (benefit) provision	(1.1)	4.7	8.6	20.2
Net (loss) income, before taxes	(26.2)	45.3	103.5	127.4
Add (deduct):
Net realized investment losses (gains)	6.2	(14.2)	(58.3)	(9.0)
Foreign currency exchange gains	(1.6)	(1.7)	(6.2)	(2.3)
Other corporate expenses	3.7	—	11.7	—
Adjusted operating (loss) income before taxes	(17.9)	29.4	50.7	116.1
Provision for income taxes, at assumed rate (1)	(2.7)	5.9	7.6	23.2
Adjusted operating (loss) income	$(15.2)	$23.5	$43.1	$92.9

Adjusted operating (loss) income per common share (diluted)	$(0.44)	$0.68	$1.24	$2.68

Weighted average common shares, diluted	34.3	34.7	34.8	34.7

(1) For the purpose of calculating Adjusted Operating Income, assumed tax rates of 15% and 20% were used for 2019 and 2018 periods, respectively.

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
RECONCILIATION OF SEGMENT INCOME TO NET INCOME
(in millions)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Segment income (loss) before income taxes:
U.S. Operations	$42.2	$50.3	$138.3	4126.8
International Operations	(52.9)	(1.2)	(57.7)	34.9
Run-off Lines	0.7	(7.6)	0.2	(8.6)
Corporate and Other	(7.9)	(12.1)	(30.1)	(37.0)
Net realized investment (losses) gains	(6.2)	14.2	58.3	9.0
Foreign currency exchange gains	1.6	1.7	6.2	2.3
Other corporate expenses	(3.7)	—	(11.7)	—
(Loss) income before income taxes	(26.2)	45.3	103.5	127.4
Income tax (benefit) provision	(1.1)	4.7	8.6	20.2
Net income	$(25.1)	$40.6	$94.9	$107.2

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
PREMIUMS BY SEGMENT AND LINE OF BUSINESS
(in millions)
(unaudited)

U.S. Operations	Three months ended September 30, 2019			Three months ended September 30, 2018
	Gross Written	Net Written	Net Earned	Gross Written	Net Written	Net Earned
Property	$85.1	$61.1	$35.3	$76.3	$56.9	$33.7
Liability	313.9	211.2	179.9	302.1	209.9	182.9
Professional	83.4	54.8	44.2	61.2	38.5	33.0
Specialty	47.5	33.2	31.4	43.0	33.8	28.7
Total	$529.9	$360.3	$290.8	$482.6	$339.1	$278.3

	Nine months ended September 30, 2019			Nine months ended September 30, 2018
	Gross Written	Net Written	Net Earned	Gross Written	Net Written	Net Earned
Property	$227.3	$112.6	$100.1	$193.7	$113.7	$100.8
Liability	812.9	557.1	533.8	790.8	553.6	528.6
Professional	220.1	136.1	119.6	164.4	107.6	95.5
Specialty	133.9	98.2	95.1	116.5	91.3	82.7
Total	$1,394.2	$904.0	$848.6	$1,265.4	$866.2	$807.6

International Operations	Three months ended September 30, 2019			Three months ended September 30, 2018
	Gross Written	Net Written	Net Earned	Gross Written	Net Written	Net Earned
Property	$151.2	$55.2	$42.5	$147.1	$52.5	449.4
Liability	57.2	28.8	28.1	53.0	29.7	27.4
Professional	53.2	31.9	28.9	52.7	32.2	27.9
Specialty	91.2	62.7	61.2	104.4	77.0	63.8
Total	$352.8	$178.6	$160.7	$357.2	$191.4	$168.5

	Nine months ended September 30, 2019			Nine months ended September 30, 2018
	Gross Written	Net Written	Net Earned	Gross Written	Net Written	Net Earned
Property	$445.2	$120.7	$119.1	$408.9	$135.1	$156.1
Liability	150.6	74.2	83.9	144.9	80.2	71.7
Professional	151.2	85.6	82.7	141.4	80.3	76.0
Specialty	275.1	170.4	169.3	292.3	178.9	167.6
Total	$1,022.1	$450.9	$455.0	$987.5	$474.5	$471.4

Consolidated	Three months ended September 30, 2019			Three months ended September 30, 2018
	Gross Written	Net Written	Net Earned	Gross Written	Net Written	Net Earned
Property	$236.3	$116.3	$77.8	$223.4	$109.4	$83.1
Liability	371.1	240.0	208.0	355.2	239.7	210.4
Professional	136.6	86.7	73.1	113.9	70.7	60.9
Specialty	138.7	95.9	92.6	147.4	110.8	92.5
Total	$882.7	$538.9	$451.5	$839.9	$530.6	4446.9

	Nine months ended September 30, 2019			Nine months ended September 30, 2018
	Gross Written	Net Written	Net Earned	Gross Written	Net Written	Net Earned
Property	$672.5	$233.3	$219.2	$602.6	$248.8	$256.9
Liability	963.6	631.4	617.8	936.0	634.1	600.6
Professional	371.3	221.7	202.3	305.8	187.9	171.5
Specialty	409.0	268.6	264.4	408.8	270.2	250.3
Total	$2,416.4	$1,355.0	$1,303.7	$2,253.2	$1,341.0	$1,279.3

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
COMPONENTS OF NET INVESTMENT INCOME
CONSOLIDATED
(in millions)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net investment income, excluding alternative investments	$32.2	$27.7	$97.5	$83.0
Alternative investments	8.0	6.8	19.4	20.7
Total net investment income	$40.2	$34.5	$116.9	$103.7

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
SHAREHOLDER RETURN ANALYSIS
(in millions, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net income	$(25.1)	$40.6	$94.9	$107.2
Adjusted operating income (1)	(15.2)	23.5	43.1	92.9

Shareholders' Equity - Beginning of period	$1,929.0	$1,797.1	$1,746.7	$1,819.7
Shareholders' Equity - End of period	1,893.4	1,818.1	1,893.4	1,818.1
Average Shareholders' Equity	$1,911.2	$1,807.6	$1,820.1	$1,818.9

Shares outstanding - End of period	34.314	33.903	34.314	$33.903

Book value per share	$55.18	$53.63	$55.18	$53.63
Cash dividends paid per share during 2019	0.31		0.93
Book value per share, September 30, 2019 - including cash dividends paid	$55.49		$56.11

Book value per share, prior period (2)	$56.28		$51.43
Change in book value per share during 2019 (2)	(1.4)%		9.1%

Annualized return on average shareholders' equity	(5.3)%	9.0%	7.0%	7.9%
Annualized adjusted operating return on average shareholders' equity	(3.2)%	5.2%	3.2%	6.8%

(1) For the purpose of calculating Adjusted Operating Income, assumed tax rates of 15% and 20% were used for the 2019 and 2018 periods, respectively.
(2) The percentage change in book value per share is calculated by including cash dividends of $0.31 per share and $0.93 per share paid to shareholders during the three and nine months ended September 30, 2019, respectively. This adjusted amount (Book value per share, including dividends) is then compared to the book value per share as of June 30, 2019 and December 31, 2018, respectively, to determine the change for the three and nine months ended September 30, 2019.
Contact:

Brett Shirreffs	David Snowden

Investor Relations	Senior Vice President, Communications & Media

212.607.8830	210.321.2104

brett.shirreffs@argogroupus.com	david.snowden@argogroupus.com

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